Exhibit 99.1
FOR IMMEDIATE RELEASE
Merck & Co., Inc. Discontinues License and
Research Collaboration Agreement with SurModics
No Safety Concerns About I-vation™ Platform or I-vation™ TA;
Reflects Merck’s Strategic Review of Its Business and Product Development Portfolio
EDEN PRAIRIE, Minnesota – September 17, 2008 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today that Merck & Co., Inc. has notified the company that it will discontinue the License and Research Collaboration Agreement the companies signed in June 2007. Merck’s decision triggers an additional $9 million payment to SurModics from Merck.
Merck’s decision to discontinue the collaboration was made following a strategic review of its business and product development portfolio. This decision was not based on any concerns about the safety or efficacy of I-vation™ TA, the I-vation platform or any of SurModics’ other sustained drug delivery systems. Clinical data on I-vation TA generated to date has provided strong support for the tolerability profile of I-vation TA, and more generally, that of the I-vation sustained delivery platform.
“We understand and respect that our partners must undertake strategic reviews which on occasion result in a change of focus or even the discontinuation of projects,” said Bruce Barclay, president and CEO of SurModics. “Merck has been an exceptional partner, and we have a great deal of respect for their development capabilities and highly skilled personnel. While we are disappointed by this decision, our diversification strategy has yielded a broad base of customers and development programs within ophthalmology, as well as across our other areas of business.”
“We remain committed to and confident in the promising future of our ophthalmology business. This commitment includes our development partners, clinicians and the patients that will ultimately benefit from our innovative technologies,” continued Barclay. “Today, we have multiple ongoing customer development programs in ophthalmology evaluating several different drug delivery platforms, including I-vation, microparticles and biodegradable implants. We are in advanced licensing discussions on multiple platforms. In addition, our ability to structure agreements with existing and prospective customers in connection with the I-vation platform is now enhanced. We will continue to work in tandem with our partners to meet their required timelines in developing products for the treatment of diseases of the eye, including diabetic macular edema (DME), age-related macular degeneration (AMD), and other indications.”
Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss this matter in further detail. To access the webcast, go to the investor relations portion of the company’s website at www.surmodics.com, and click on the webcast icon. If you wish to participate in the conference call, dial 800-257-7087. A replay of the conference call will be available by dialing 800-405-2236 and entering conference call ID 11119987. The audio replay will be available beginning at 7:00 p.m. CT on Wednesday, September 17, until 7:00 p.m. CT on Wednesday, September 24.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification and drug delivery technologies to the healthcare industry. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved patient outcomes. Core offerings include: drug delivery technologies (coatings, microparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. Collaborative efforts include a sustained drug delivery system in human trials for treatment of retinal disease and the drug delivery polymer matrix on the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, Minnesota and its Brookwood Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and the company’s ability to achieve our fiscal 2008 corporate goals; (2) costs or difficulties relating to the integration of the businesses of Brookwood Pharmaceuticals and BioFX Laboratories with SurModics’ business may be greater than expected and may adversely affect the company’s results of operations and financial condition; (3) developments in the regulatory environment, as well as market and economic conditions, may adversely affect our business operations and profitability; and (4) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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Contact
Phil Ankeny, Sr. VP and Chief Financial Officer
(952) 829-2700